                                                                   EXHIBIT 99(A)

                         Report of Independent Auditors

Board of Directors
Principal Healthcare Finance Limited

We have audited the accompanying consolidated balance sheets of Principal Healthcare Finance Limited as of August 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Principal Healthcare Finance Limited at August 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young


Chartered Accountants
Jersey, Channel Islands

Date: December 12, 2000

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                           CONSOLIDATED BALANCE SHEETS



                                                                                  Year Ended August 31
                                                                                  --------------------
                                                                                 2000              1999
                                                                                 ----              ----
                                                                                    (In thousands)
ASSETS:
Investment in real estate:
     Real estate properties ...............................................  $ 406,959         $ 413,927
     Accumulated depreciation .............................................    (24,689)          (18,394)
                                                                             ---------         ---------
                                                                               382,270           395,533
Zero coupon investment ....................................................     59,640            61,385
Other investments .........................................................        902             3,541
                                                                             ---------         ---------
                                                                               442,812           460,459

Cash and short-term investments ...........................................      6,478             6,668
Accounts receivable .......................................................     36,203            29,184
Cash on deposit as collateral -- restricted ...............................      7,072            20,371
Debt issue costs ..........................................................     33,744            38,429
Cost in excess of tangible assets acquired, net of amortization ...........     12,580            14,025
Other assets ..............................................................        450               530
                                                                             ---------         ---------
Total assets ..............................................................  $ 539,339         $ 569,666
                                                                             =========         =========

LIABILITIES:
Accounts payable and other liabilities ....................................  $  21,090         $  13,912
Borrowings under revolving credit facility ................................     36,642            19,139
Deferred tax liability ....................................................     19,618            18,491
Long-term borrowings ......................................................    409,245           459,094
Loans from Worldwide ......................................................     32,697            41,908
                                                                             ---------         ---------
Total liabilities .........................................................    519,292           552,544

SHAREHOLDERS' EQUITY:
Class A Common stock $.016  par value:
     Authorized -- 60,000,000 shares
     Issued and outstanding -- 10,000,000 shares ..........................        161               161
Additional paid-in capital ................................................     14,472            14,472
Retained earnings .........................................................      7,448             2,808
Foreign currency translation adjustments ..................................     (2,034)             (319)
                                                                             ---------         ---------
Total shareholders' equity ................................................     20,047            17,122
                                                                             ---------         ---------
Total liabilities and shareholders' equity ................................  $ 539,339         $ 569,666
                                                                             =========         =========

                             See accompanying notes.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                     Year Ended August 31,
                                                                                     ---------------------
                                                                              2000           1999           1998
                                                                              ----           ----           ----
                                                                                        (In thousands)
Revenue:
     Rental income ...................................................      $ 59,309        $ 55,693      $ 47,542
     Patient service revenue .........................................         9,833              --            --
     Mortgage interest income ........................................           319           1,007            --
     Other investment income .........................................         6,126           5,100         3,500
                                                                            --------        --------      --------
                                                                              75,587          61,800        51,042
Expenses:
     Interest ........................................................        40,338          39,149        34,572
     Provisions for depreciation and amortization ....................        11,078           9,839         7,202
     Direct cost of patient services .................................        10,218              --            --
     General and administrative ......................................         6,607           5,880         4,284
                                                                            --------        --------      --------
                                                                              68,241          54,868        46,058

Net income from operations ...........................................         7,346           6,932         4,984

Non-operating income .................................................            --              --         1,406

Net income before income taxes and
   extraordinary charge from prepayment of debt ......................         7,346           6,932         6,390
Provision (benefit) for income taxes:
     Current .........................................................          (145)            460           184
     Deferred ........................................................         2,851           2,593         2,099
                                                                            --------        --------      --------
                                                                               2,706           3,053         2,283
                                                                            --------        --------      --------
Net income before extraordinary charge for
  prepayment of debt .................................................         4,640           3,879         4,107
Extraordinary charge from prepayment of debt .........................            --              --        (1,985)
                                                                            --------        --------      --------

Net income ...........................................................      $  4,640        $  3,879      $  2,122
                                                                            ========        ========      ========

Total comprehensive income ...........................................      $  2,925        $  3,126      $  2,490
                                                                            ========        ========      ========

                             See accompanying notes.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended August 31, 2000, 1999, and 1998
                               (In thousands)



                                                                                                                      Accumulated
                                                  Class A                  Class B            Additional  Retained       Other
                                           ---------------------- -------------------------     Paid      Earnings   Comprehensive
                                            Shares       Amount      Shares       Amount      in Capital  (Deficit)      Income
                                           ---------- ----------- ------------ ------------ ------------ ----------- --------------
Balance at August 31, 1997                     4,000  $       65        6,000  $        96  $    14,472  $   (1,697) $          66
  Dividends paid                                  --          --           --           --           --        (668)            --
  Recapitalization                             6,000          96       (6,000)         (96)          --          --             --
  Foreign currency translation adjustment         --          --           --           --           --          --            368
  Net income for 1998                             --          --           --           --           --       2,122             --
                                           ---------- ----------- ------------ ------------ ------------ ----------- --------------
Balance at August 31, 1998                    10,000         161           --           --       14,472        (243)           434
  Dividends paid                                  --          --           --           --           --        (828)            --
  Foreign currency translation adjustment         --          --           --           --           --          --           (753)
  Net income for 1999                             --          --           --           --           --       3,879             --
                                           ---------- ----------- ------------ ------------ ------------ ----------- --------------
Balance at August 31, 1999                    10,000         161           --           --       14,472       2,808           (319)
  Foreign currency translation adjustment         --          --           --           --           --          --         (1,715)
  Net income for 2000                             --          --           --           --           --       4,640             --
                                           ---------- ----------- ------------ ------------ ------------ ----------- --------------
Balance at August 31, 2000                    10,000  $      161           --  $        --  $    14,472  $    7,448  $      (2,034)
                                           ========== =========== ============ ============ ============ =========== ==============



                             See accompanying notes

                        PRINCIPAL HEALTHCARE FINANCE LIMITED

                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (In thousands)



                                                                                             Year Ended August 31,
                                                                                             ---------------------
                                                                                     2000             1999            1998
                                                                                     ----             ----            ----
Net income .............................................................          $   4,640        $   3,879       $   2,122
Adjustments to reconcile net income
   to cash provided by operating activities:
   Depreciation and amortization .......................................             11,078            9,839           7,202
   Deferred tax provision ..............................................              2,851            2,593           2,099
   Zero coupon bond interest income ....................................             (3,613)          (2,611)             --
   Change in operating assets and liabilities
      Accounts receivable ..............................................            (12,295)         (13,318)        (14,726)
      Accounts payable and accruals ....................................              2,792            2,082           3,111
Foreign currency translation ...........................................               (898)             173             201
                                                                                  ---------        ---------       ---------
Cash provided by operating activities ..................................              4,555            2,637               9

 INVESTING ACTIVITIES
 Acquisition of real estate ............................................            (27,120)         (50,915)        (96,447)
 Notes receivable ......................................................               (471)              --          (8,696)
 Proceeds from notes and loan receivables ..............................                783            8,817              --
 Decrease (increase) in cash on deposit as collateral ..................             12,502           (3,828)          1,257
 Investment and loans to subsidiaries ..................................                 --             (932)             --
 Proceeds from disposal of real estate .................................                 --               --           2,751
 Proceeds from disposal of assets held for sale ........................                 --               --           3,017
 Other .................................................................                 --               --             999
                                                                                  ---------        ---------       ---------
Cash used in investing activities ......................................            (14,306)         (46,858)        (97,119)

 FINANCING ACTIVITIES
 Proceeds from borrowings ..............................................                 --          197,584         256,395
 Borrowing under revolving credit facility .............................             20,544           54,612         116,366
 Payments of borrowings ................................................             (4,577)        (157,401)       (121,121)
 Short-term borrowings from (repayments to)
  Omega and Worldwide, net .............................................             (4,839)          11,097         (53,596)
 Debt issue costs ......................................................             (1,567)         (27,722)        (14,318)
 Early extinguishment of debt ..........................................                 --               --         (59,382)
 Zero coupon investment ................................................                 --          (31,808)        (27,400)
 Dividends paid ........................................................                 --             (827)           (668)
                                                                                  ---------        ---------       ---------
 Cash provided by financing activities .................................              9,561           45,535          96,276
                                                                                  ---------        ---------       ---------

 Increase (decrease) in unrestricted cash
 and cash equivalents ..................................................               (190)           1,314            (834)

Unrestricted cash and cash equivalents at
   beginning  of period ................................................              6,668            5,354           6,188
                                                                                  ---------        ---------       ---------

Unrestricted cash and cash equivalents at
   end of period .......................................................          $   6,478        $   6,668       $   5,354
                                                                                  =========        =========       =========

                             See accompanying notes.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICES

ORGANIZATION

         Principal Healthcare Finance Limited (the "Company") was formed and initially funded in June 1995 by Omega Healthcare Investors, Inc. ("Omega"). In April 1998, Omega Worldwide, Inc. ("Worldwide") acquired a 33.375% interest in the Company from Omega. The Company is a Jersey, Channel Island based company organized to purchase and lease back nursing homes in the United Kingdom. The Company maintains its British pound sterling under accounting principles generally acceptable in the United Kingdom. The accompanying financial statements are based on generally accepted accounting principles in the United States and are stated in U.S. dollars.

         The consolidated financial statements of the Company include the accounts of the Company and all wholly owned subsidiaries after elimination of all material intercompany accounts and transactions.

CASH AND SHORT-TERM INVESTMENTS

         Short-term investments consist of highly liquid investments with a maturity date of three months or less when purchased. These investments ate stated at cost, which approximates the fair value.

INVESTMENT IN REAL ESTATE

         Investments in real estate properties are recorded at cost. The cost of the properties acquired is allocated between land and buildings based generally upon management's valuation and external appraisals. Depreciation for buildings is recorded on the straight-line basis, using 40 to 50 year estimated useful lives.

COSTS IN EXCESS OF TANGIBLE ASSETS ACQUIRED

         The excess of the sum of the purchase cost and the deferred tax liability recognized over the fair value of the real estate and other tangible assets acquired in connection with the purchase of Quality Care Homes Plc is amortized on a straight-line basis over a 30-year period. Amortization expense was approximately $441,000, $450,000 and $452,000 in 2000, 1999 and 1998,
respectively.

IMPAIRMENT OF ASSETS

         Impairment losses related to long-lived assets, certain intangible assets and goodwill related to those assets are recognized when expected future cash flows are less than the carrying value of the assets. If indicators of impairment are present, the Company evaluates the carrying value of the related real estate investment in relationship to the future undiscounted cash flows of the underlying operations. The Company adjusts the net book value of the leased assets and long-lived assets to fair value if the sum of the expected future cash flows is less than book value.

REVENUE RECOGNITION

         Rental income is recognized on the straight-line basis over the terms of the related master leases. Such income includes periodic increases based on predetermined formulas as defined in the master leases and mortgage loan agreements.

TRANSLATION

         Translation from British pound sterling has been performed under the provisions of Financial Accounting Standards Board Statement No. 52 which provides that balance sheet amounts are translated at the year end exchange rate and income statement amounts are translated at the average annual rate. There are no material amounts of exchange gains or losses included in the results of operations for 2000, 1999, and 1998.


PATIENT SERVICE REVENUE

         Patient service revenue relates to the operations of the Company's wholly owned nursing homes and is recorded as the services are provided.


DIRECT COST OF PATIENT SERVICES

         Direct cost of patient services directly supports patient service revenue and includes all operating expenses.


INCOME TAXES

         The Company and it's Channel Island resident subsidiaries are subject to UK income tax at a rate of 23% on their income after deducting related expenses, including interest. The Company's UK resident subsidiaries are subject to the UK corporate tax, at a rate of 30%.


COMPREHENSIVE INCOME

         Comprehensive income consists of the Company's net income adjusted for the foreign currency translation adjustment.


ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


PRIOR PERIOD CLASSIFICATIONS

         Certain prior year amounts have been reclassified to correspond with the current year's presentation.

2.  REVENUE AND OPERATING PROFIT

Revenue and operating profit for fiscal year 2000 consists of the following:


                                                             Finance     Care Home
                                                            Operations   Operations    Elimination       Total
                                                           -----------------------------------------------------
Revenue:
Rental income ..................................           $  60,617      $     --      $ (1,308)      $ 59,309
Patient service revenue ........................                  --         9,833            --          9,833
Mortgage interest income .......................                 464            --          (145)           319
Other investment income ........................               6,126            --            --          6,126
                                                           -----------------------------------------------------
                                                              67,207         9,833        (1,453)        75,587
Net Operating Expenses .........................             (57,974)      (11,720)        1,453        (68,241)
                                                           -----------------------------------------------------
Operating Profit (Loss) ........................           $   9,233      $ (1,887)     $     --       $  7,346
                                                           =====================================================


Finance operations consist of leasing and other financing to providers of long term care for the elderly and others. Care home operations consist of the operations of the Company's wholly owned nursing homes. Elimination amounts consist of rental and interest income of the financing operations from leases and loans made to the care home operations. The related income and expense from these leases and loans are eliminated in the process of consolidation.

Revenue and operation income for fiscal year 1999 is solely related to financing operations


3.  REAL ESTATE PROPERTIES

         The Company's real estate properties, represented by 241 long-term care facilities at August 31, 2000, are leased under provision of master leases with initial terms of 30 years. However, certain leases may be terminated after 10 or 20 years by exercise of a purchase option by the operator or upon giving proper notice. Purchase options are generally either at fair market value or at original purchase price increased by a stipulated annual percentage or by reference for annual increases based upon changes in the Retail Price Index in the United Kingdom with certain minimum and maximum limits (generally 2% and 5%, respectively). There are no provisions for payment of contingent rentals by tenants. Under the terms of the lease, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties. A summary of the Company's investment in real estate properties is as follows (In thousands):


                                                                                August 31,
                                                                           2000           1999
                                                                       --------------------------
Buildings...........................................................   $   345,924     $ 351,839
Land................................................................        61,035        62,088
                                                                       --------------------------
                                                                           406,959       413,927
Less accumulated depreciation.......................................       (24,689)      (18,394)
                                                                       --------------------------
Total...............................................................   $   382,270     $ 395,533
                                                                       ==========================

         The following table summarizes the changes in real estate properties and accumulated depreciation during 2000 and 1999 (In thousands):


                                                                        Real Estate    Accumulated
                                                                         Properties    Depreciation
                                                                       ----------------------------
Balance at August 31, 1998..........................................   $   377,332     $   (11,391)
Additions for 1999..................................................        50,915          (7,722)
Other, primarily currency adjustments...............................       (14,320)            719
                                                                       ----------------------------
Balance at August 31, 1999..........................................       413,927         (18,394)
Additions for 2000..................................................        29,339          (8,413)
Other, primarily currency adjustments...............................       (36,307)          2,118
                                                                       ----------------------------
Balance at August 31, 2000..........................................   $   406,959     $   (24,689)
                                                                       ============================

         The future minimum annual rentals expected to be received for the remainder of the initial terms of the leases, are as follows (In thousands):


                           2001.....................................   $    47,025
                           2002.....................................        47,937
                           2003.....................................        48,871
                           2004.....................................        49,828
                           2005.....................................        50,808
                           Thereafter...............................       938,825
                                                                       ------------
                                                                       $ 1,183,294
                                                                       ============


4.  INVESTMENT CONCENTRATIONS

         As of August 31, 2000, all of the Company's real estate investments were related to long-term care facilities. The Company's real estate investments are operated by 13 companies, including Idun Health Care Ltd. (a wholly owned subsidiary of Worldwide) (29.80% of amount invested) and Sun Healthcare (20.06% of amount invested). The Company facilities are located in England (79.24% of amount invested), Northern Ireland (14.36% of amount invested) and Scotland (6.40% of amount invested).

         The following is a summary of the amounts invested and the number of facilities owed at August 31 (In thousands):


                                                                           2000                         1999

                                                                Investment      Number of      Investment      Number of
County                                                            Amount     Facilities Owned    Amount     Facilities Owned
----------------                                               -------------------------------------------------------------
Berkshire.....................................................       4,808             3      $   5,241             3
Cambridgeshire................................................       1,159             1          1,264             1
Cleveland.....................................................       5,486             3          5,981             3
Cumbria.......................................................       5,397             2          5,884             2
Derbyshire....................................................       5,551             4          6,051             4
Durham........................................................      41,797            23         42,340            19
East Riding of Yorkshire......................................         987             1          1,076             1
Essex.........................................................       2,157             1          2,351             1
Greater London................................................       9,724             3         10,600             3
Greater Manchester............................................       3,526             2          3,844             2
Hampshire.....................................................         957             1             --            --
Hertfordshire.................................................       3,577             1          3,899             1
Jersey........................................................       7,467             1             --            --
Kent..........................................................      15,560            13         16,306            12
Lancashire....................................................       1,975             2             --            --
Leeds.........................................................       2,106             1          2,296             1
Leicestershire................................................       5,204             2          3,188             1
Lincolnshire..................................................       5,818             3          6,342             3
Merseyside....................................................       8,656            16          8,191             4
Newcastle Upon Tyne...........................................       1,958             1          2,135             1
Norfolk.......................................................      14,781            11         13,676             8
Norwich.......................................................       3,134             1          3,417             1
North Humberside..............................................       4,222             1          4,603             1
North Linconshire.............................................       1,022             1          1,114             1
North Yorkshire...............................................       7,632             6          7,149             4
Northamptonshire..............................................       2,324             1          2,534             1
Northhumberland...............................................       9,344             4         10,133             4
Nottinghamshire...............................................      19,083            12         20,803            12
Oxfordshire...................................................       5,840             3          6,366             3
Shropshire....................................................       1,446             1          1,158             1
South Yorkshire...............................................      16,315            13         15,541            11
Staffordshire.................................................      17,104            18         16,338            18
Suffolk.......................................................       9,271             4         10,107             4
Tyne & Wear...................................................      40,865            24         42,413            19
Warwickshire..................................................       1,285             1          1,401             1
West Midlands.................................................      18,223            12         19,866            12
West Yorkshire................................................      16,733             5         18,241             5
                                                               -------------------------------------------------------------
   Total England..............................................     322,494           202        321,849           168

Antrim........................................................      19,760            13         21,541            13
Armagh........................................................       9,635             4         10,504             4
Down..........................................................       6,889             2          7,510             2
Fermanagh.....................................................       6,838             4          7,454             4
Londonderry...................................................       8,848             6          9,645             6
Tyrone........................................................       6,460             3          7,042             3
                                                               -------------------------------------------------------------
   Total Northern Ireland.....................................      58,430            32         63,696            32

Dundee City...................................................       9,636             3         10,505             3
East Lothian..................................................       7,592             2          8,276             2
Glasgow.......................................................       2,675             1          2,916             1
North Ayrshire................................................       6,132             1          6,685             1
                                                               -------------------------------------------------------------
   Total Scotland.............................................      26,035             7         28,382             7
                                                               -------------------------------------------------------------
Total......................................................... $   406,959           241      $ 413,927           207
                                                               =============================================================

         Pursuant to leases the Company's tenants provide liquidity deposits and letters of credit, which generally represent monthly rent for a period of six months. Additional security from operators is provided by covenants regarding minimum working capital and net worth, liens on other operating assets of the operators, provisions for cross default and by corporate guarantees.

         As of August 31, 2000, additional security with respect to the lease with Exceler Health Services Limited was provided in the form of a six-month letter of credit and a six-month payment guarantee by its ultimate parent, Sun Healthcare Group, Inc. ("Sun"), which is a public company and NYSE listed. Sun's payment guarantee is unconditional and non-cancelable for the term of the lease. Sun files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.


5.  BORROWING ARRANGEMENTS

         In October 2000, the Company, through a wholly owned subsidiary, renewed its secured revolving credit facility permitting borrowings of $73,000,000. As of August 31, 2000, $36,641,000 has been drawn on the facility. The facility matures on June 29, 2001 with each advance bearing interest at LIBOR plus 1.5%. At August 31, 2000 and 1999, the interest rate was 8.33% and 6.80%, respectively.

         The loan payable to Worldwide at August 31, 2000 consists of a short-term loan of $10,797,000 which bears interest at 9.25% and is payable on demand, and $21,900,000 subordinated loan, which bears interest at 12.93% and matures June 30, 2001. The carrying value of the short-term and subordinated loan approximates fair value. In connection with the subordinated loan, the Company provides warrants to acquire 10,000,000 Class A ordinary shares at (pound)1.50 (approximately $2.19) per share. These warrants expire June 30, 2001.

         Another subordinated loan in the amount of $7,300,000, which bears interest at 12.93% and matures June 30, 2001 is classified as accounts payable as of August 31, 2000. The carrying value of the subordinated loan approximates fair value. In connection with the subordinated loan, the Company provides warrants to acquire 3,333,333 Class A ordinary shares at (pound)1.50 (approximately $2.19) per share. These warrants expire June 30, 2001.

         The following is a summary of other long-term borrowings, all of which are British pound sterling denominated (In thousands):


                                                                   August 31,
                                                               2000         1999
                                                           -------------------------
Mortgage bonds.........................................    $ 396,562     $ 432,285
Secured bank loan......................................       11,544        12,585
Collateralized bank term loan..........................        1,139         6,266
Subordinated loan......................................           --         7,958
                                                           -------------------------
                                                           $ 409,245     $ 459,094
                                                           =========================

         Substantially all of the Group's borrowings under the revolving credit facility, mortgage bonds and bank loans are collateralized by real estate properties.

         On December 12, 1997, the Company completed a $219,000,000 ((pound)150,000,000) bond placement issued in two series. The first series of the bonds with a balance of $146,000,000 ((pound)100,000,0000) have a final maturity in 2025. The second series of bonds with a balance of $73,000,000 ((pound)50,000,000) have a final maturity in 2027. The proceeds were primarily used to repay certain outstanding borrowings totaling approximately $198,140,000 at the date of the offering. The bonds have a weighted average coupon of 7.52%.

         On March 23, 1999, the Company completed a $178,120,000 bond placement issued in three series. The first series of Class A bonds, with a balance of $119,720,000 ((pound)82,000,000), have a final maturity in 2027. The second series Class M bonds, with a balance of $43,800,000 ((pound)30,000,000) have a maturity of 2029. The third series Class B bonds, with a balance of $14,600,000 ((pound)10,000,000), have a final maturity of 2029. The proceeds were primarily used to repay outstanding borrowings totaling approximately $156,376,000 at the date of the offering. The bonds have a weighted average coupon of 6.31%. The bonds were sold at a discount of $587,500 ((pound)402,400). Amortization of the bond discount is expensed over the life of the bonds and are included in interest expense and was approximately $31,900 ((pound)20,300) and $14,400 ((pound)8,900) during the years ended August 31, 2000 and 1999, respectively.

         The secured bank loan matures in June 2001 and bears interest to maturity at rates fixed at the time each tranche of the loan was drawn down. The average rate on funds drawn down at August 31, 2000 and 1999 was 8.68% and 8.67%, respectively.

         The collateralized bank loan is secured by restricted cash of $5,929,000, bears interest at 7.5% and matures in October 2001.

         The principal payments for each of the five years following August 31, 2000 is set forth below (In thousands):


                              2001......................   $  11,543
                              2002......................       1,140
                              2003......................          --
                              2004......................          --
                              2005......................          --
                              Thereafter................     396,562
                                                           ---------
                                                           $ 409,245
                                                           =========

         The aggregate carrying values and fair values of borrowings at August 31, 2000 and 1999 are set forth below (In thousands):


                                                              Carrying       Fair
                                                               Value         Value
                                                           -------------------------
                              2000.....................    $ 490,210      $ 491,812
                              1999.....................      524,626        526,234

         Fair values are based on the estimates of management and on rates currently prevailing for comparable loans.


6.  CAPITAL STOCK

The Company has issued warrants to subscribe for additional shares as follows:


                                                             Number of      Exercise     Expiration
                                                               Shares         Price         Date
                                                               ------         -----         ----
Class A ordinary shares                                 1,667,000 (pound)     1.00     June 30, 2001
Class A ordinary shares                                   750,000 (pound)     1.10     June 30, 2001
Class A ordinary shares                                13,333,333 (pound)     1.50     June 30, 2001

         At the Extraordinary General Meeting held 6 November 2000, the expiry dates of the (pound)1.00 and (pound)1.10 warrants were extended to June 30, 2001. As to the (pound)1.00 and (pound)1.10 warrants, no values were assigned at the date of extension because the underlying securities were issued at their fair value at that date. As to the (pound)1.50 warrants, the Company believes that the coupon rate for the subordinated debt was the prevailing market rate on the date of the loan, and therefore, the face amount of the subordinated loans approximated its fair value on the date of issuance. In addition, the exercise price on these warrants significantly exceeded the fair value of the stock on the date of issuance since the warrants enabled the purchase of shares at (pound)1.50, while the current value of the shares at the time was approximately (pound)1.00. Based on these factors at the date of the borrowing, no value was ascribed to the warrants when they were issued.


7.  INCOME TAXES

         The provision for income taxes is as follows (In thousands):


                                                                           Year ended August 31,
                                                                     2000            1999         1998
Current................................................          $    (145)       $    460      $    184
Deferred...............................................              2,851           2,593         2,099
                                                                 ----------------------------------------
                                                                 $   2,706        $  3,053      $  2,283
                                                                 ========================================

         The effective tax rate differs from the UK income tax rate, primarily due to depreciation and amortization expense, which is not deductible for tax purposes in the UK.

         The primary components of the Company's deferred tax liability are as follows (In thousands):


                                                                           August 31,
                                                                     2000            1999
                                                                 ---------------------------
Deferred tax liability
Accounts receivable....................................          $    7,402       $   2,639
Real estate............................................              12,060          15,682
Other..................................................                 156             170
                                                                 ---------------------------
                                                                 $   19,618       $  18,491
                                                                 ===========================


8.  RELATED PARTY TRANSACTIONS

         The Company has an agreement with Worldwide under which Worldwide provides investment advice, portfolio monitoring, administration and advisory services to the Company. The Company pays an annual fee of 0.9% of the book value of the Company's invested assets (as defined) to Worldwide. The Company paid approximately $5,026,000, $4,479,000 and $3,295,000 during fiscal years 2000, 1999 and 1998. respectively.

         During fiscal year 2000, four purchase/leaseback transaction with County Healthcare Limited, a company in which a director of the Company has an ownership interest, were completed at a purchase price of approximately $6,218,000. The leases have a term of thirty years and an initial yield of 10.25%. In conjunction with these four transaction, four unsecured loans totaling $438,000 were made to County Healthcare Limited at an interest rate of 10.25%. These transactions were approved unanimously by the disinterested directors.

         During fiscal year 1999, two purchase/leaseback transaction with County Healthcare Limited, a company in which a director of the Company has an ownership interest, were completed at a purchase price of approximately $5,265,000. The leases have a term of thirty years and an initial yield of 10.50%. These transactions were approved unanimously by the disinterested directors.

         Rental income received from Idun Health Care Ltd. (a wholly owned subsidiary of Worldwide) for the year ended August 31, 2000 is approximately $1,375,000.

         Interest expense on the short-term loan from Worldwide for the years ended August 31, 2000, 1999 and 1998 is approximately $1,479,000, $1,615,000 and
$903,000, respectively.

         Interest expense on the subordinated loan from Worldwide for the years ended August 31, 2000, 1999 and 1998 is approximately $3,023,000, $2,963,000 and
$2,991,000, respectively.


9.  NON-OPERATING INCOME

         In July 1998, Principal sold its entire ownership interest in Baneberry Healthcare Limited (Baneberry) which it acquired as part of Baneberry's formation in November 1997. The Company realized sale proceeds of approximately $4,000,000, resulting in a gain of approximately $1,900,000, which is included in non-operating income in 1998. Of its ownership interest sold, 19.9% was sold to Worldwide, and included in non-operating income is approximately $500,000 related to the Worldwide sale.